                         SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                             (Amendment No.  )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           Quality Systems, Inc.
___________________________________________________________________________
             (Name of Registrant as Specified in Its Charter)
___________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.
   (1) Title of each class of securities to which transaction applies:
   ________________________________________________________________________
   (2) Aggregate number of securities to which transaction applies:
   ________________________________________________________________________
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   ________________________________________________________________________
   (4) Proposed maximum aggregate value of transaction:
   ________________________________________________________________________
   (5) Total fee paid:
   ________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    _______________________________________________________________________
    (2) Form, Schedule or Registration Statement No.:
    _______________________________________________________________________
    (3) Filing Party:
    _______________________________________________________________________
    (4) Date filed:
    _______________________________________________________________________

                                 [logo]
                           Quality Systems, Inc.
                     17822 East 17th Street, Suite 210
                         Tustin, California  92780
                          ________________________


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD SEPTEMBER 10, 1997


To The Shareholders of Quality Systems, Inc.

     The Annual Meeting of Shareholders of Quality Systems, Inc. (the "Company") will be held at The Center Club, 650 Town Center Drive, Costa Mesa, California, on Wednesday, September 10, 1997, at 3:00 P.M. Pacific Time, for the following purposes:

          1. To elect eight (8) persons to serve as directors of the Company until the next annual meeting. The nominees for election to the Board of Directors are named in the attached Proxy Statement, which is a part of this Notice.

          2. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 1998.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on July 16, 1997, are entitled to notice of and to vote at the Annual Meeting and at any adjournments of the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please sign the enclosed proxy and return it in the enclosed addressed envelope. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxy and will assure that you are represented at the Annual Meeting. If you return your proxy card, you may nevertheless attend the Annual Meeting and vote your shares in person, if you wish.

                                 By Order of the Board of Directors,

                                       QUALITY SYSTEMS, INC.



                                       /s/ Janet M. Razin
                                       Janet M. Razin
                                       Vice President and
                                       Corporate Secretary



Tustin, California
July 23, 1997

                                 [logo]
                           Quality Systems, Inc.
                     17822 East 17th Street, Suite 210
                         Tustin, California  92780
                          ________________________


                       ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD SEPTEMBER 10, 1997

                           ________________________

                               PROXY STATEMENT

                           ________________________



                           SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Quality Systems, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders to be held at The Center Club, 650 Town Center Drive, Costa Mesa, California on Wednesday, September 10, 1997, at 3:00 P.M. Pacific Time, and at any and all adjournments thereof. All shares represented by each properly executed and unrevoked proxy received in time for the meeting will be voted in the manner specified therein.

     Any shareholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by submitting prior to or at the meeting a later dated proxy executed by the person executing the prior proxy, or by attendance at the meeting and voting in person by the person executing the proxy.

     This proxy statement, the accompanying proxy card and the Company's Annual Report are being mailed to the Company's shareholders on or about July 23, 1997. The cost of soliciting proxies will be borne by the Company. The solicitation will be made by mail and expenses will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communications with some shareholders. All such further solicitations will be made by the Company's regular employees who will not receive additional compensation for the solicitation.


                   OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the 5,989,512 shares of the Company's Common Stock outstanding at the close of business on July 16, 1997, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A majority of the shares, represented in person or by proxy, will constitute a quorum for the transaction of business. All proxies delivered to the Company will be counted in determining the presence of a quorum, including those providing for abstention or withholding of authority and those delivered by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters. The eight nominees for director receiving the highest number of affirmative votes will be elected; votes withheld and votes against a nominee have no legal effect. In matters other than election of directors, the affirmative votes of a majority of the shares represented and voting at a meeting at which a quorum is present is required for approval; in such matters, abstentions and broker non-votes are not counted. Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held of record on the record date, except that all shareholders have cumulative voting rights and in the event any shareholder gives notice at the Annual Meeting, prior to the voting, of an intention to cumulate his or her votes in the election of directors, then all shareholders entitled to vote at the Annual Meeting may cumulate their votes in the election of directors. Cumulative voting means that a shareholder has the right to give any one candidate whose name has been properly placed in nomination prior to the voting a number of votes equal to the number of directors to be elected, multiplied by the number of shares such shareholder would otherwise be entitled to vote, or to distribute such votes on the same principle among as many nominees (up to the number of persons to be elected) as the shareholder may wish. The proxy being solicited by the Board of Directors confers discretionary authority to cumulate votes.


      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of July 16, 1997 by
(i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers (as hereinafter defined), and (iv) all directors and executive officers of the Company as a group:

                               Number of Shares     Percent of
                               of Common Stock     Common Stock
                                Beneficially       Beneficially
Name Of Beneficial Owner(1)        Owned(2)           Owned(2)
------------------------       ----------------    ------------
Janet Razin and
  Sheldon Razin(3)                 1,510,220             25.21%
Ahmed Hussein(4)                   1,147,400             19.16%
Patrick Cline                        110,325              1.84%
Graeme Frehner                        56,554               (6)
John Bowers, M.D.                     41,230               (6)
Greg Flynn                            31,030(5)            (6)
George Bristol                        13,500               (6)
William Bowers                        10,200               (6)
Robert McGraw                          8,500(5)            (6)
Robert Beck                            5,000               (6)
Gordon Setran                          1,500               (6)

All directors and officers as
a group (14 persons, including
those named above)                 1,833,359 (5)         30.21%

----------------
(1) Unless otherwise indicated, the address of each of these persons is c/o Quality Systems, Inc., 17822 East 17th Street, Suite 210, Tustin, California 92780. Unless otherwise indicated, to the Company's knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Applicable percentage ownership is based on 5,989,512 shares of Common Stock outstanding as of July 16, 1997. Any securities not outstanding but subject to options exercisable as of July 16, 1997 or exercisable within 60 days after such date are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by the person holding such options but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

(3) Janet Razin and Sheldon Razin, each of whom is an officer and director of the Company, are married to each other and own their shares as community property.

(4) As reflected in the Schedule 13D/A dated May 13, 1997. The address for Mr. Hussein is 30 Rockefeller Center, Suite 1936, New York, New York 10112.

(5) Includes shares of Common Stock subject to stock options which were exercisable as of July 16, 1997 or exercisable within 60 days after July 16, 1997, and are, respectively, as follows: Mr. Flynn, 29,000 shares; Mr. McGraw, 7,500 shares; and all directors and officers as a group, 79,500 shares.

(6)  Less than one percent.


                           ELECTION OF DIRECTORS

                             (Proposal No. 1)

     Directors are elected at each Annual Meeting of Shareholders and hold office until their respective successors are duly elected and qualified. The full Board consists of eight directors. Certain information with respect to the eight nominees for election as directors is set forth below. All of the nominees are now serving as directors and were elected to their present terms of office by the shareholders. Although it is anticipated that each nominee will be available to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person as may be designated by the Company's Board of Directors.

     Unless the authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the Annual Meeting for the election of the nominees presented below. However, discretionary authority to cumulate votes represented by proxies and to cast such votes for any or all of the nominees named below is solicited by the Board of Directors because, in the event nominations are made in opposition to the nominees of the Board of Directors, it is the intention of the persons named in the enclosed proxy to cumulate votes represented by proxies in accordance with their best judgment for individual nominees in order to assure the election of as many of the nominees to the Board of Directors as possible.

     In the election of directors, assuming a quorum is present, the eight nominees receiving the highest number of votes cast at the meeting will be elected directors. As a result, proxies voted to "Withhold Authority" and broker non-votes will have no practical effect upon the election of directors, although proxies specifying "Withhold Authority" will be counted for purposes of determining whether a quorum is present, as would proxies delivered by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

                                                            First Year
                                                              Became
Nominee's Name      Age       Principal Occupation           Director
------------------- --- ----------------------------------- ---------
Sheldon Razin       59  Chairman of the Board of Directors    1974
                          and President and Chief Executive
                          Officer of the Company

John Bowers, M.D.   59  Chief Executive Officer               1987
                          Heart Institute of Nevada

William Bowers      68  Retired                               1989

George Bristol      48  Director of Corporate Finance         1982
                          Ernst & Young

Patrick Cline       36  Executive Vice President of the       1996
                          Company and President and Chief
                          Operating Officer of Clinitec
                          International, Inc., the
                          Company's wholly-owned subsidiary

Graeme Frehner      58  Retired                               1982

Janet Razin         57  Vice President and Corporate          1974
                          Secretary of the Company

Gordon Setran       75  Retired                               1982

     Sheldon Razin is the founder of the Company and has served as Chairman of the Board of Directors and Chief Executive Officer since the Company's inception. He also has served as the Company's President since its inception except for the period from August 1990 to August 1991. Additionally, Mr. Razin served as Treasurer from the Company's inception until October 1982. Prior to founding the Company, he held various technical and managerial positions with Rockwell International Corporation and was a founder of the Company's predecessor, Quality Systems, a sole proprietorship engaged in the development of software for commercial and space applications and in management consulting work. Mr. Razin holds a B.S. degree in Mathematics from the Massachusetts Institute of Technology. Mr. Razin is the husband of Janet Razin.

     John Bowers, M.D., has served as a Director since June 1987, and is the founder and Chief Executive Officer of the Heart Institute of Nevada, a major freestanding cardiac catheterization and diagnostic center. In 1970, Dr. Bowers moved to Las Vegas, Nevada to associate with Dr. P.R. Akre, who organized the first catheterization laboratory in Nevada. He subsequently became Director of Cardiology at Sunrise Hospital and Valley Hospital. On June 1, 1975, he founded Cardiology Associates of Nevada, John A. Bowers, M.D., FACC, a professional corporation, and the forerunner of the Heart Institute of Nevada. Prior to 1970, Dr. Bowers practiced cardiology in Santa Paula, California, after serving in the U.S. Air Force. Dr. Bowers graduated from Indiana University School of Medicine.

     William Bowers has served as a Director since June 1989. He was co-founder and Chairman of MSI Data Corporation, a leading manufacturer of "on-the-move" hand-held data collection systems, headquartered in Costa

Mesa, California. Founded in 1967, MSI was a public company until it was acquired by Symbol Technologies, Inc. in 1988. Mr. Bowers is also a Director of D.H. Technology, Inc., a publicly-owned company. Mr. Bowers has two Bachelors degrees, one in Advertising from USC and another in Electrical Engineering from UCLA.

     George Bristol, who has served as a Director since December 1982, has been a member of the corporate finance group of Ernst & Young LLP, an international professional services firm, since February 1992. Prior to joining Ernst & Young LLP, Mr. Bristol was a Managing Director with the investment banking firms of Dean Witter Reynolds Inc. from September 1989 until February 1992 and Prudential Securities, Inc., for more than eight years, until September 1989. Prior to joining Prudential Securities, Inc., Mr. Bristol served as First Vice President of Blyth Eastman Paine Webber Incorporated, an investment banking firm. He holds a B.A. degree from the University of Michigan and an M.B.A. degree from the Harvard Business School.

     Patrick Cline has served as a Director and Executive Vice President since May 1996. Mr. Cline is a co-founder of Clinitec International, Inc. ("Clinitec") and has served as its President since its inception in January 1994 and as its Chief Operating Officer since May 1996 when it was acquired by the Company. Mr. Cline served as Clinitec's Chairman of the Board of Directors and Chief Executive Officer from January 1994 until May 1996. Prior to co-founding Clinitec, Mr. Cline served, from July 1987 to January 1994, as Vice President of Sales and Marketing with Script Systems, Inc., a subsidiary of InfoMed, a healthcare information systems company. From January 1994 to May 1994, after the founding of Clinitec, Mr. Cline continued to serve, on a part-time basis, as Script Systems' Vice President of Sales and Marketing. Mr. Cline has held senior positions in the health care information systems industry since 1981.

     Graeme Frehner, a co-founder of the Company, has served as a Director since November 1982. He served as the Company's Vice President-Software from October 1982 until January 1996, when he retired from active management in the Company. Despite this retirement, he intends to consult with the Company from time to time. Mr. Frehner joined Quality Systems, the Company's predecessor, shortly after it was founded. Prior to that time, he held a number of technical, managerial and consulting positions with Planning Research Corporation and with Autonetics, formerly a division of North American Aviation and later a division of Rockwell International Corporation. Mr. Frehner holds a B.S. degree in Mathematics, Education and Physics from Brigham Young University.

     Janet Razin has served as a Director, Vice President and Corporate Secretary of the Company since its inception and served as the Company's Controller until November 1981. She served as Vice President Chief Financial Officer from October 1982 until October 1984. Prior to joining the Company, she was a computer programmer for Rockwell International Corporation. Mrs. Razin holds a B.A. degree in Mathematics from Northeastern University. Mrs. Razin is the wife of Sheldon Razin.

     Gordon Setran has served as a Director since November 1982, and was a Vice President of California Federal Savings & Loan Association from 1975 until his retirement in December 1985. Mr. Setran was a co-founder, President and Director of First Federal Savings & Loan Association of Corona which was acquired by California Federal Savings & Loan Association in 1975.

              BOARD OF DIRECTORS MEETINGS AND RELATED MATTERS

     During the fiscal year ended March 31, 1997, the Board of Directors held eight meetings and acted twice by unanimous written consent. No director attended less than 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees of the Board of Directors on which the Directors served that were held during the fiscal year.

     The Board of Directors has an Audit Committee consisting of Messrs. Setran, Bristol, William Bowers and Dr. John Bowers, all of whom are non-employee directors of the Company. The duties of the Audit Committee include meeting with the independent auditors of the Company to review the scope of the annual audit and to review the quarterly and annual financial statements of the Company before the statements are released to the Company's shareholders. The Audit Committee also evaluates the independent auditors' performance and makes recommendations to the Board of Directors as to whether the auditing firm should be retained by the Company for the ensuing fiscal year. In addition, the Audit Committee reviews the Company's internal accounting and financial controls and reporting systems practices. During the fiscal year ended March 31, 1997, the Audit Committee held four meetings.

     There are currently no other standing committees of the Board of Directors.

     Directors of the Company who are also employees of the Company are not compensated for their services as directors or committee members.
Directors of the Company who are not also employees receive a fee of $2,500 per year for serving on the Board of Directors. Directors who serve on a committee of the Board of Directors receive an additional annual fee of $1,000 and a fee of $250 for each committee meeting attended, together with reasonable expenses of attendance at committee meetings.


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not have a compensation committee and the related functions carried out by such a committee are performed by the entire Board of Directors. No director or executive officer of the Company serves as an officer, director or member of a compensation committee of any other entity for which an executive officer or director thereof is also a member of the Company's Board of Directors.


        REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

                        Compensation Philosophy

     The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on the same four principles applicable to compensation decisions for all employees of the Company:

          The Company pays competitively. The Company is committed to providing a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies and sets its pay parameters based on this review.

          The Company pays for relative sustained performance. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered.

          The Company strives for fairness in the administration of pay. The Company strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

          The Company believes that employees should understand the performance evaluation and pay administration process. The process of assessing performance is as follows:

               1. At the beginning of the performance cycle, the evaluating manager sets objectives and key goals.

               2. The evaluating manager gives the employee ongoing feedback on performance.

               3. At the end of the performance cycle, the manager evaluates the accomplishments of objectives/key goals.

               4. The manager compares the results to the results of peers within the Company.

               5. The evaluating manager communicates the comparative results to the employee.

               6. The comparative result affects decisions on salary and, if applicable, bonus and, if applicable, stock options.

                          Compensation Vehicles

     The Company has had a long and successful history of using a simple total compensation program that consists of cash- and equity-based compensation. Having a compensation program that allows the Company to successfully attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The vehicles are:

Salary

     The Company sets base salary for employees other than the Chief Executive Officer ("CEO") by reviewing the base salary for competitive positions in the market. Because of the CEO's ownership of a substantial portion of the Company's outstanding Common Stock, it has not been necessary to offer regular salary increases or incentives to the CEO, and consequently his salary has been adjusted only infrequently and incrementally.

Stock Option Program

     The purpose of this program is to provide additional incentives to employees to work to maximize shareholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company. The Company grants stock options annually to a broad-based population. All stock option grants are made by the Board of Directors. Stock options are granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant and generally vest in equal annual installments over a four-year period.

                           BOARD OF DIRECTORS

              Sheldon Razin, Chairman         Patrick Cline
              John Bowers, M.D.               Graeme Frehner
              William Bowers                  Janet Razin
              George Bristol                  Gordon Setran


        SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the directors and officers of the Company and any person who owns more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "SEC") and the Nasdaq National Market. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all forms they file in accordance with Section 16(a).

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended March 31, 1997, its officers, directors and greater than 10% shareholders complied with all filing requirements applicable to such persons, with the exception of the following three reports. Mr. Patrick Cline, a director and Executive Vice President of the Company, filed two reports inadvertently late. The first late filing occurred in connection with Mr. Cline's appointment as a director and Executive Vice President of the Company, which Form 3 was filed three days late. Mr. Cline's second late filing covered a purchase transaction and the related Form 4 reporting obligation was filed approximately two months late. Mr. William Bowers, a director of the Company, filed a Form 4 covering a purchase transaction approximately three months late.

                     COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation received for the three fiscal years ended March 31, 1997, 1996 and March 31, 1995, respectively, by the Chief Executive Officer and the four other highest paid executive officers of the Company serving as such at the end of the 1997 fiscal year whose aggregate total annual salary and bonus for such year exceeded $100,000 (the "Named Executive Officers").

                          Summary Compensation Table

                                              Long-Term
                                             Compensation
                                             -------------
                        Annual Compensation     Awards
                       --------------------- -------------
                                               Securities
                                               Underlying        All
Name and                                        Options/        Other
Principal                                         SARs       Compensation
Position          Year Salary($)  Bonus($)        (#)           ($)(1)
----------------- ---- ---------  --------   -----------     ------------
Sheldon Razin     1997  225,000        --           --          3,073
Chief Executive   1996  225,000        --           --          3,014
Officer and       1995  213,750        --           --          2,873
President

Robert Beck       1997  147,496        --        2,500          2,778
Executive         1996  144,996        --           --          2,787
Vice President    1995  144,996        --           --          2,740

Patrick Cline(2)  1997  145,576        --           --          1,456
Executive         1996       --        --           --             --
Vice President    1995       --        --           --             --

Greg Flynn        1997  130,000    38,333       30,000          1,834
Vice President    1996  111,667    20,000           --          1,457
Sales & Marketing 1995  108,929        --           --          1,224

Robert McGraw(3)  1997  125,000    18,750       40,000            151
Vice President    1996   15,106        --           --             --
Chief Financial   1995       --        --           --             --
Officer

(1) This column reflects amounts attributable to Company contributions to the Company's Deferred Compensation Plan (in the case of Mr. Cline, Clinitec's Retirement Plan with 401(k) features)and income attributable to the provision of additional life insurance for the named individuals. For fiscal year ended March 31, 1997 such amounts were, respectively, as follows: Mr. Razin, $2,250 and $823; Mr. Beck, $1,595 and $1,183; Mr. Cline, $1,456 and none;
    Mr. Flynn, $1,683 and $151; and Mr. McGraw, none and $151.

(2) Mr. Cline's employment with the Company commenced in May 1996.

(3) Mr. McGraw's employment with the Company commenced in February 1996.

                  Option /SAR Grants in Last Fiscal Year

     The following table provides information concerning the grant of stock options to the Named Executive Officers during fiscal 1997.

                           Individual Grants
---------------------------------------------------------------------------

                                                            Potential
                                                            Realized Value
                           % of                             at Assumed
               Number of   Total                            Annual Rates
               Securities  Options/                         of Stock Price
               Underlying  SARs                             Appreciation
               Options/    Granted to  Exercise             for Option
               SARs        Employees   or Base              Term(2)
               Granted     in Fiscal   Price    Expiration  ---------------
Name           (#)(1)      Year        ($/Sh)   Date        5%($)    10%($)
-------------  ----------  ----------  -------- ----------  ------- -------
Sheldon Razin       --          --         --       --           --      --

Robert Beck      2,500        0.89       6.75    02/12/02     4,662  10,302

Patrick Cline       --          --         --       --           --      --

Greg Flynn      20,000        7.16      27.50    06/12/01   151,955 335,781
                10,000        3.58       6.75    02/12/02    18,649  41,209

Robert McGraw   30,000       10.73      27.50    06/12/01   227,932 503,671
                10,000        3.58       6.75    02/12/02    18,649  41,209

(1) Stock options vest in four equal annual installments commencing one year from the date of each respective grant and expire five years from the date of each respective grant.

(2) The compounding assumes a five-year period for all option grants. Pursuant to applicable regulations, these amounts represent certain assumed rates of appreciation only. Actual gain, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.


               Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Values

     The following table provides information on option exercises in fiscal 1997 by the Named Executive Officers and unexercised options held by them at the close of such fiscal year. No Named Executive Officer exercised any stock appreciation rights during fiscal 1997 or held any stock appreciation rights at the end of such fiscal year.

                                                  Number of Unexercised
                                                   Options (Number of
                                                         Shares)
                                                   at March 31, 1997(#)
               Shares Acquired      Value      ---------------------------
Name           on Exercise(#)    Realized($)   Exercisable   Unexercisable
-------------  ---------------   -----------   -----------   -------------
Sheldon Razin          --               --            --            --

Robert Beck        21,250          116,875            --         2,500

Patrick Cline          --               --            --            --

Greg Flynn             --               --        18,500        35,500

Robert McGraw          --               --            --        40,000

                  Value of Unexercised
                  In-the-Money Options
                  at March 31, 1997($)(1)
               ---------------------------
Name           Exercisable   Unexercisable
-------------  -----------   -------------
Sheldon Razin         --            --

Robert Beck           --         1,250

Patrick Cline         --            --

Greg Flynn       107,625        36,625

Robert McGraw         --         5,000


  (1) Calculated on the basis of $7.25, the closing sale price of the Company's Common Stock on March 31, 1997, minus the exercise price of the option, multiplied by the number of shares subject to the option.


        Employment Contracts and Change in Control Arrangements

     The Company has an arrangement with Robert Beck under which Mr. Beck will receive, if the Company attains an after-tax profit of at least $2.5 million in any fiscal year in which the Company's sales are at least $25.0 million, a one-time grant of options for shares representing the difference between 225,000 shares of Common Stock and the number of shares of Common Stock Mr. Beck has been granted by the Company up to such date pursuant to stock options. As of July 16, 1997, Mr. Beck had been granted options to purchase 77,500 shares and had exercised 75,000 of such options.

     In connection with the May 1996 purchase of Clinitec, the Company entered into an employment agreement with Mr. Cline, a co-founder, President and the then Chairman of the Board of Clinitec. Under this employment agreement, Mr. Cline became Executive Vice President of the Company and the President and Chief Operating Officer of the Company's wholly-owned subsidiary which was newly formed to conduct the Clinitec business. The employment agreement commenced on May 17, 1996 and has a three-year term. Mr. Cline receives a base annual salary of $153,000 over the agreement term with additional annual salary based upon Clinitec's annual revenues and an annual bonus based upon Clinitec's operating income in excess of certain minimum specified levels. The maximum total salary and bonus that Mr. Cline may earn for each of the fiscal years ending March 31, 1998 and 1999 is $275,000 and $302,000, respectively.

     Other than the above described arrangements with Messrs. Beck and Cline, the Company does not have any employment contracts in effect with the Chief Executive Officer or any of the other Named Executive Officers.

     The Board of Directors, as the administrator of the Company's 1989 Stock Option Plan, has the discretion to accelerate any outstanding options held by the Named Executive Officers in the event of an acquisition of the Company by a merger or asset sale in which the outstanding options under such plan are not to be assumed by the successor corporation or substituted with options to purchase shares of such corporation.


                     FIVE-YEAR PERFORMANCE COMPARISON

     The following graph compares the cumulative total returns of the Company's Common Stock(1), the CRSP Total Return Index for The Nasdaq Stock Market (2), and the CRSP Nasdaq Computer & Data Processing Services Stock Index (2) over the five-year period ended March 31, 1997 assuming $100 was invested on April 1, 1992 with all dividends, if any, reinvested.


[Appearing at this point in this Proxy Statement is a graph plotting the information in the following table with "DOLLARS" listed on the vertical axis and the dates March 31, 1992, 1993, 1994, 1995, 1996 and 1997, respectively, listed across the horizontal axis. A separate line graph is plotted for each of Quality Systems, Inc., the Nasdaq Stock Market and The Nasdaq Computer & Data Processing Services Stocks.


                03/31/92  03/31/93  03/31/94  03/31/95   03/29/96  03/31/97
                --------  --------  --------  --------  ---------  --------
Quality Systems,
   Inc.            100       118       436       236      1,600       527

The Nasdaq Stock
  Market           100       115       124       138        187       208

The Nasdaq
  Computer & Data
  Processing
  Services Stocks  100       112       114       154        219       239]


(1) Information regarding the prices of the last trade of the Company's Common Stock on March 31, 1992, 1993 and 1994 was not readily available, and thus, the closing bid price on each of those dates are published by The Nasdaq Stock Market was utilized to compute the total cumulative return for the Company's Common Stock for the periods ended March 31, 1993 and 1994, respectively. The last trade prices of the Company's Common Stock on March 31, 1995, 1996 and 1997 is published by The Nasdaq Stock Market and, accordingly for the periods ended
    March 31, 1995, 1996 and 1997, the reported last trade price was utilized to compute the total cumulative return for the Company's Common Stock for the respective periods then ended.

(2) CRSP is the Center for Research in Securities Prices at the University of Chicago.

                          CERTAIN TRANSACTIONS

     The Company sold a computer system for $334,600 to the Heart Institute of Nevada during the quarter ended December 31, 1995. John Bowers, M.D., the founder and Chief Executive Officer of the Heart Institute of Nevada, is a member of the Company's Board of Directors. The Company's gross profit on the sale is comparable to the gross profit on sales of similar computer systems. The Company has been paid in full in connection with the sale of the computer system. Also in connection with this system sale, the Company entered into an agreement to pay a license fee based upon future revenues, if any, from certain software templates that may be developed by the Heart Institute of Nevada. As of July 16, 1997, no such license fees have been earned.

     In April 1995, the Company entered into a strategic relationship with Clinitec International, Inc. ("Clinitec"), a developer of electronic medical records software systems. In May 1995 as part of this relationship, the Company acquired a 25% equity interest in Clinitec by purchasing all of Clinitec's newly issued convertible preferred stock for $1.0 million in cash. In May 1996, the Company acquired the remaining 75% of Clinitec by purchasing 100% of the outstanding shares of Clinitec common stock directly from Clinitec's common stock shareholders for approximately $4.9 million in cash plus 309,846 shares of the Company's Common Stock. In connection with the May 1996 stock purchase transaction, Mr. Patrick Cline, a co-founder, President and Chairman of the Board of Clinitec, became a Director and Executive Vice President of the Company. In accordance with the terms of the May 1996 stock purchase transaction, each Clinitec common stock shareholder received a pro rata share of the cash and Common Stock paid by the Company determined by the number of shares of Clinitec common stock owned by each Clinitec common stock shareholder divided by the total number of outstanding shares of Clinitec common stock. As a result of the May 1996 stock purchase transaction, Mr. Cline received $1,703,600 in cash plus 107,825 shares of the Company's Common Stock for his shares of Clinitec common stock.

     On May 15, 1997, the Company acquired substantially all of the assets of MicroMed Healthcare Information Systems, Inc. ("MicroMed"), a developer and marketer of proprietary information systems utilizing a graphical user interface client/server platform for medical group practices. The purchase price consists of an initial cash payment of $4.8 million paid at the closing of the transaction and an additional payment of up to $6.0 million due no later than June 29, 1998. The additional payment will be determined using a formula based primarily upon Revenues and Pre-Tax Operating Income of the MicroMed Business, each as defined in the related Asset Purchase Agreement, for the twelve months ending March 31, 1998. Up to 15% of the additional payment, if any, is payable in the Company's Common Stock at the sole election of the Company with the balance of any such payment payable in cash. In connection with the May 1997 asset purchase transaction, Mr. Stephen Puckett, a co-founder, President and Chairman of the Board of MicroMed, became Executive Vice President of the Company. On the closing date of the asset purchase transaction, Mr. Puckett had a 37.5% ownership interest in MicroMed.


                     RATIFICATION OF INDEPENDENT AUDITORS

                            (Proposal No. 2)

     The Board of Directors of the Company appointed the firm of Deloitte & Touche LLP as its independent auditors for the fiscal year ended March 31, 1997. The Board of Directors of the Company has also appointed Deloitte &

Touche LLP to serve again as the Company's independent auditors for the fiscal year ending March 31, 1998, subject to ratification by the holders of a majority of the shares represented either in person or proxy at the Annual Meeting. In the event that the shareholders do not ratify the selection of Deloitte & Touche LLP as the Company's independent auditors, the selection of another independent auditing firm will be considered by the Board of Directors.

     Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions. The representatives of Deloitte & Touche LLP also will have the opportunity to make a formal statement, if they so desire.


                             ANNUAL REPORT

     The Company's Annual Report containing audited financial statements for the fiscal years ended March 31, 1997 and 1996 accompanies this Proxy Statement but such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.


                        PROPOSALS OF SHAREHOLDERS

     Pursuant to the rules of the SEC, proposals by shareholders which are intended to be presented at the Company's next Annual Meeting must be received by the Company by March 25, 1998, in order to be considered for inclusion in the Company's proxy materials. Such proposals should be addressed to the Company's Secretary and may be included in next year's proxy materials if they comply with certain rules and regulations of the SEC.


                             OTHER MATTERS

     The Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented properly for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holder.

                                   By Order of the Board of Directors,


                                          QUALITY SYSTEMS, INC.



                                          /s/ Janet M. Razin
                                          Janet M. Razin
                                          Vice President and
                                          Corporate Secretary

Tustin, California
July 23, 1997

     SHAREHOLDERS MAY OBTAIN FREE OF CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1997, (WITHOUT EXHIBITS) AS FILED WITH THE SEC BY WRITING TO: INVESTOR RELATIONS, QUALITY SYSTEMS, INC., 17822 EAST 17TH STREET, SUITE 210, TUSTIN, CALIFORNIA 92780 OR CALL (714) 731-7171.

PROXY
-----
                             QUALITY SYSTEMS, INC.
                       1997 ANNUAL MEETING OF SHAREHOLDERS
                              SEPTEMBER 10, 1997

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sheldon Razin and Janet Razin, and each of them, individually, as attorneys and proxies, with full power of substitution, to represent the undersigned and to vote, as designated below, all the shares of Common Stock of Quality Systems, Inc. which the undersigned is entitled to vote at its Annual Meeting of Shareholders to be held at The Center Club, 650 Town Center Drive, Costa Mesa, California, on Wednesday, September 10, 1997, at 3:00 P.M. Pacific Time, or at any adjournment thereof.

1.  ELECTION OF DIRECTORS

    / / FOR all nominees listed below (except as marked to the contrary below)

    / / WITHHOLD AUTHORITY to vote for all nominees listed below

   Sheldon Razin, John Bowers, M.D., William Bowers, George Bristol,
     Patrick Cline, Graeme Frehner, Janet Razin and Gordon Setran.

(INSTRUCTION:  To withhold authority to vote for any nominee, write the nominee's name in the space provided below.)


         ------------------------------------------------------

2. Ratification of selection of Deloitte & Touche LLP as the Company's Independent Auditors:

           / / FOR          / / AGAINST          / / ABSTAIN

3. In their discretion, upon other business which properly comes before the Meeting or any adjournment thereof.

    IMPORTANT -- PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY.
                       (Continued on the reverse side)

                        (continued from other side)


     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THE REVERSE SIDE OF THIS PROXY. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND "FOR" PROPOSAL 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.


Dated:                    , 1997
      --------------------

                                   ----------------------------------------
                                           (Signature of Shareholder)

                                   ----------------------------------------

                                   Please sign your name exactly as it
                                   appears hereon.  Executors,
                                   administrators, guardians, officers of
                                   corporations, and others signing in a
                                   fiduciary capacity, should state their
                                   full titles as such.  WHETHER OR NOT YOU
                                   PLAN TO ATTEND THE MEETING, YOU ARE
                                   URGED TO SIGN AND RETURN THIS PROXY,
                                   WHICH MAY BE REVOKED AT ANY TIME PRIOR
                                   TO ITS USE.